EXHIBIT 8.7(f)
Amendment No. 2 to Fund Participation Agreement
     This Amendment No. 2 to the Fund Participation Agreement dated April 27, 1999 and to the Amendment to Fund Participation Agreement dated November 1, 1999 (both, the “Agreement”), between The Dreyfus Socially Responsible Growth Fund, Inc., Dreyfus Investment Portfolios, Dreyfus Variable Investment Fund, and Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index Fund) (the “Funds”) and Zurich American Life Insurance Company (formerly Kemper Investors Life Insurance Company) (the “Company”) is effective this 8th day of April, 2011. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.
     WHEREAS, the Funds and the Company desire to distribute the prospectuses of the series within the Funds pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and
     WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:
1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Funds shall provide the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Funds provide the Company with Statutory Prospectuses. If the Funds makes any changes to the Summary Prospectuses by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Funds shall, instead of providing the Company with revised Summary Prospectuses, provide the Company with Supplements setting forth the changes in the Rule 497 filing.

3.	The Funds shall be responsible for compliance with Rule 498(e).

4.	The Funds represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Funds and their series. The Funds further represent and warrant that they have appropriate policies and procedures in place in accordance with Rule 498(e)(4) to ensure that such web site continuously complies with Rule 498.

5.	The Funds agree that the URL indicated on each Summary Prospectus will lead Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Funds’ and series’ documents required to be posted in compliance with Rule 498. To the extent that the web page is not available to Contract Owners for a period in excess of that provided for in the procedures required by Rule 498(e)(4), the Funds shall immediately notify the Company of any interruptions in availability of this web page. The Funds agree that the web landing page used for hosting Summary Prospectuses will not contain any marketing materials and that the landing page will contain Summary Prospectuses only for affiliated funds.

6.	The Funds represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Fund documents made directly to the Funds or one of their affiliates. The Funds further represent and warrant that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

7.	The Company represents and warrants that it will respond to requests for additional Fund documents made by Contract Owners directly to the Company or one of its affiliates.

8.	Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which the Company is responsible will be done in compliance with Rule 498.

9.	At the Company’s request, Funds will provide the Company with URLs to the current Funds’ and series’ documents for use with Company’s electronic delivery of Fund documents or on the Company’s website. Funds will be responsible for ensuring the integrity of the URLs and for maintaining the Funds’ and series’ current documents on the website to which such URLs originally navigate.

10.	If the Funds determine that they will end their use of the Summary Prospectus delivery option, the Funds will provide the Company with at least 60 days’ advance notice of its intent.

11.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable. Further, the Funds agree to add the following text in Section 9.2 of the Agreement immediately after the phrase “...and regulations thereunder”:
“; or (5) arise out of any breach by a respective Participating Fund of a material term of this Agreement or as a result of any failure by a respective Participating Fund to provide the services and furnish the materials provided for in this Agreement.”

12.	The parties agree that the Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of the Company. The Company agrees that it will give Funds sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.
Dated as of April 8, 2011.

ZURICH AMERICAN LIFE INSURANCE COMPANY (formerly known as KEMPER INVESTORS LIFE INSURANCE COMPANY)
By:	/s/ Richard W. Grilli
Name and Title: Richard W. Grilli, Chief Operating Officer and Senior Vice President
Date: April 21, 2011

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.

By:	/s/ Kathleen DeNicholas
Name and Title:	Kathleen DeNicholas, Assistant Secretary
Date:	4/27/2011

DREYFUS INVESTMENT PORTFOLIOS

By:	/s/ Kathleen DeNicholas
Name and Title:	Kathleen DeNicholas, Assistant Secretary
Date:	4/27/2011

DREYFUS VARIABLE INVESTMENT FUND

By:	/s/ Kathleen DeNicholas
Name and Title:	Kathleen DeNicholas, Assistant Secretary
Date:	4/27/2011

DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (D/B/A DREYFUS STOCK INDEX FUND)

By:	/s/ Kathleen DeNicholas
Name and Title:	Kathleen DeNicholas, Assistant Secretary
Date:	4/27/2011

3